Walmart reports Q3 FY17 EPS of $0.98,
The company now expects full-year GAAP EPS of $4.34 to $4.49,
Adjusted full-year EPS1 of $4.20 to $4.35

Diluted EPS was $0.98. Currency negatively impacted EPS by approximately $0.03.
“We had a solid third quarter. Our e-commerce growth accelerated, operations in the U.S. continued to strengthen and international delivered another solid performance. We are pleased that we can see real progress stemming from our strategic choices and we appreciate the great work by our associates. Yet, we are not satisfied. We will continue to change and pick up speed to reach our longer term aspirations. We’re positioned well for this important fourth quarter and wish everyone a happy, peaceful and prosperous holiday season.”

Doug McMillon, President and CEO, Wal-Mart Stores, Inc.

Total revenue was $118.2 billion, an increase of 0.7%. On a constant currency basis[1], total revenue was $120.3 billion, an increase of 2.5%.
Walmart U.S. comp sales increased 1.2%, driven by a traffic increase of 0.7%. Neighborhood Market comp sales increased approximately 5.2%.
Net sales at Walmart International were $28.4 billion, a decrease of 4.8%. Excluding currency[1] impacts, net sales were $30.5 billion, an increase of 2.4%.
Globally, on a constant currency basis, e-commerce sales and GMV increased 20.6% and 16.8%, respectively, representing continued acceleration. Excluding Yihaodian, GMV increased 28.6%.

Consolidated operating income decreased 10.4%. As expected, investments in people and technology, as well as currency exchange rate fluctuations negatively impacted results. Excluding last year's lease accounting benefit of $156 million, operating income decreased 7.9%.

Year-to-date operating cash flow was $19.6 billion and free cash flow[1] was $12.2 billion, both approximately $5 billion higher than last year led by improved working capital management.
The company returned just under $3 billion to shareholders during the quarter through dividends of $1.5 billion and share repurchases of $1.4 billion.
(Amounts in millions, except as noted)

Key results

	Q3 FY17	Q3 FY16	Change

Revenue	$118,179	$117,408	$771	0.7%
Revenue (constant currency)[1]	$120,321	$117,408	$2,913	2.5%
Operating income	$5,119	$5,714	-$595	-10.4%
Operating income (constant currency)[1]	$5,253	$5,714	-$461	-8.1%

Free Cash Flow	YTD	$ Change	Returns to Shareholders	Q3 FY17	% Change
Operating cash flow	$19,644	$4,639	Dividends	$1,549	-1.4%
Capital expenditures	$7,459	-$764	Share repurchases[2]	$1,402	220.8%
Free cash flow[1]	$12,185	$5,403	Total	$2,951	47.0%

1 See additional information at the end of this release regarding non-GAAP financial measures.
2 $11.3 billion remaining of $20 billion authorization approved in October 2015. The company repurchased approximately 20 million shares in Q3 FY17.

NYSE: WMT	November 17, 2016	stock.walmart.com

Guidance
The company's guidance for earnings per share for fiscal year 2017 assumes currency exchange rates remain at current levels. Additionally, this updated guidance assumes that the full year effective tax rate will be between 31% and 32%.

•	Fiscal year 2017 GAAP EPS: $4.34 to $4.49 (previously $4.29 to $4.49)

•	Fiscal year 2017 adjusted EPS[1]: $4.20 to $4.35 (previously $4.15 to $4.35)

•	Comp sales for the 13-week period ending Jan. 27, 2017[2]:

◦	Walmart U.S.: +1.0% to +1.5%

◦	Sam's Club (ex. fuel): +1.0% to +1.5%

Segment results

U.S.	Q3 FY17	Q3 FY16	Change
Net sales	$74,550	$72,712	$1,838	2.5%
Comp sales[3]	1.2%	1.5%	-30 bps	N/A
Traffic	0.7%	1.7%	-100 bps	N/A
Ticket	0.5%	-0.2%	70 bps	N/A
E-commerce	~50 bps	~15 bps	~35 bps	N/A
Operating income	$3,999	$4,506	-$507	-11.3%

	Q3 FY17	Q3 FY16	Change

Net sales	$28,390	$29,811	-$1,421	-4.8%
Net sales (constant currency)[1]	$30,527	$29,811	$716	2.4%
Operating income	$1,354	$1,338	$16	1.2%
Operating income (constant currency)[1]	$1,488	$1,338	$150	11.2%

	Q3 FY17	Q3 FY16	Change

Net sales	$14,236	$14,075	$161	1.1%
Comp sales (ex. fuel)[1,3]	1.4%	0.4%	100 bps	N/A
Traffic	-0.5%	-0.3%	-20 bps	N/A
Ticket	1.9%	0.7%	120 bps	N/A
E-commerce	~60 bps	~60 bps	~0 bps	N/A
Operating income	$396	$539	-$143	-26.5%

1 See additional information at the end of this release regarding non-GAAP financial measures.
2 Compared to 13-week period ended Jan. 29, 2016.
3 13-week period ended Oct. 28, 2016, compared to 13-week period ended Oct. 30, 2015.

NYSE: WMT	November 17, 2016	stock.walmart.com

Wal-Mart Stores, Inc. (NYSE: WMT) helps people around the world save money and live better - anytime and anywhere - in retail stores, online, and through their mobile devices. Each week, nearly 260 million customers and members visit our 11,593 stores under 63 banners in 28 countries and e-commerce websites in 11 countries. With fiscal year 2016 revenue of $482.1 billion, Walmart employs approximately 2.4 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting http://corporate.walmart.com on Facebook at http://facebook.com/walmart and on Twitter at http://twitter.com/walmart.

Investor Relations contact
Steve Schmitt (479) 258-7172

Media Relations contact
Randy Hargrove (800) 331-0085

Along with this press release, Walmart makes available a recorded call with executive leaders and a financial presentation to review business results, provide strategic updates, and comment on expectations for the future. We provide that call in both audio form and in a written transcript. Details on accessing the call are as follows:

•	877-523-5612 (U.S. and Canada)

•	201-689-8483 (other countries)

•	Passcode: 9256278 (Walmart)

•	MP3 @ stock.walmart.com

The call is archived at stock.walmart.com

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NYSE: WMT	November 17, 2016	stock.walmart.com

Forward-Looking Statements

This release contains statements as to Walmart management's guidance regarding earnings per share and adjusted earnings per share for the year ending January 31, 2017, and Walmart U.S.'s comparable store sales and Sam's Club's comparable club sales, excluding fuel, for the 13 weeks ending January 27, 2017. Walmart believes such statements are "forward-looking statements" as defined in, and are intended to enjoy the protection of the safe harbor for forward-looking statements provided by, the Private Securities Litigation Reform Act of 1995, as amended. Assumptions on which such forward-looking statements are based are also forward-looking statements. Walmart's actual results may differ materially from the guidance provided as a result of changes in circumstances, assumptions not being realized or other risks, uncertainties and factors including:

•	economic, geo-political, capital markets and business conditions, trends and events around the world and in the markets in which Walmart operates;

•	currency exchange rate fluctuations, changes in market interest rates and commodity prices;

•	unemployment levels;

•	competitive pressures;

•	inflation or deflation, generally and in particular product categories;

•	consumer confidence, disposable income, credit availability, spending levels, shopping patterns, debt levels and demand for certain merchandise;

•	consumer enrollment in health and drug insurance programs and such programs' reimbursement rates;

•	the amount of Walmart's net sales denominated in the U.S. dollar and various foreign currencies;

•	the financial performance of Walmart and each of its segments;

•	Walmart's ability to successfully integrate acquired businesses, including Jet.com, Inc.;

•
Walmart's effective tax rate for the quarter ending January 31, 2017 and factors affecting Walmart's effective tax rate, including assessments of certain tax contingencies, valuation allowances, changes in law, administrative audit outcomes, impact of discrete items and the mix of earnings between the U.S. and Walmart's international operations;

•	customer traffic and average ticket in Walmart's stores and clubs and on its e-commerce websites;

•	the mix of merchandise Walmart sells, the cost of goods it sells and the shrinkage it experiences;

•	the amount of Walmart's total sales and operating expenses in the various markets in which it operates;

•	transportation, energy and utility costs and the selling prices of gasoline and diesel fuel;

•	supply chain disruptions and disruptions in seasonal buying patterns;

•	consumer acceptance of and response to Walmart's stores, clubs, e-commerce websites, mobile apps, initiatives, programs and merchandise offerings;

•	cyber security events affecting Walmart and related costs;

•	developments in, outcomes of, and costs incurred in legal and regulatory proceedings to which Walmart is a party;

•	casualty and accident-related costs and insurance costs;

•	the turnover in Walmart's workforce and labor costs, including healthcare and other benefit costs;

•	changes in accounting estimates or judgments;

•	changes in existing tax, labor and other laws and changes in tax rates, trade restrictions and tariff rates;

•	the level of public assistance payments;

•	natural disasters, public health emergencies, civil disturbances, and terrorist attacks; and

•	Walmart's expenditures for FCPA and other compliance related costs

Such risks, uncertainties and factors also include the risks relating to Walmart's operations and financial performance discussed in Walmart's most recent annual report on Form 10-K filed with the SEC. You should read this release in conjunction with that annual report on Form 10-K and Walmart's subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K. You should consider all of the risks, uncertainties and other factors identified above and in those SEC reports carefully when evaluating the forward-looking statements in this release. Walmart cannot assure you that the future results reflected in or implied by any such forward-looking statement will be realized or, even if substantially realized, will have the forecasted or expected consequences and effects for or on Walmart's operations or financial performance. Such forward-looking statements are made as of the date of this release, and Walmart undertakes no obligation to update such statements to reflect subsequent events or circumstances.

Wal-Mart Stores, Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended			Nine Months Ended
	October 31,			October 31,
(Dollars in millions, except per share data)	2016	2015	Percent Change	2016	2015	Percent Change
Revenues:
Net sales	$117,176	$116,598	0.5%	$351,567	$349,930	0.5%
Membership and other income	1,003	810	23.8%	3,370	2,533	33.0%
Total revenues	118,179	117,408	0.7%	354,937	352,463	0.7%
Costs and expenses:
Cost of sales	87,484	87,446	—%	263,513	263,985	(0.2)%
Operating, selling, general and administrative expenses	25,576	24,248	5.5%	74,865	71,015	5.4%
Operating income	5,119	5,714	(10.4)%	16,559	17,463	(5.2)%
Interest:
Debt	528	509	3.7%	1,536	1,555	(1.2)%
Capital lease and financing obligations	81	64	26.6%	246	428	(42.5)%
Interest income	(24)	(21)	14.3%	(70)	(64)	9.4%
Interest, net	585	552	6.0%	1,712	1,919	(10.8)%
Income before income taxes	4,534	5,162	(12.2)%	14,847	15,544	(4.5)%
Provision for income taxes	1,332	1,748	(23.8)%	4,540	5,212	(12.9)%
Consolidated net income	3,202	3,414	(6.2)%	10,307	10,332	(0.2)%
Consolidated net income attributable to noncontrolling interest	(168)	(110)	52.7%	(421)	(212)	98.6%
Consolidated net income attributable to Walmart	$3,034	$3,304	(8.2)%	$9,886	$10,120	(2.3)%

Net income per common share:
Basic net income per common share attributable to Walmart	$0.98	$1.03	(4.9)%	$3.17	$3.14	1.0%
Diluted net income per common share attributable to Walmart	$0.98	$1.03	(4.9)%	$3.16	$3.13	1.0%

Weighted-average common shares outstanding:
Basic	3,089	3,210		3,114	3,221
Diluted	3,100	3,219		3,124	3,231

Dividends declared per common share	$—	$—		$2.00	$1.96

Wal-Mart Stores, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(Dollars in millions)	October 31,	January 31,	October 31,
ASSETS	2016	2016	2015
Current assets:
Cash and cash equivalents	$5,939	$8,705	$6,990
Receivables, net	5,344	5,624	5,012
Inventories	49,822	44,469	50,706
Prepaid expenses and other	2,296	1,441	2,404
Total current assets	63,401	60,239	65,112
Property and equipment:
Property and equipment	179,667	176,958	176,660
Less accumulated depreciation	(70,991)	(66,787)	(65,825)
Property and equipment, net	108,676	110,171	110,835
Property under capital lease and financing obligations:
Property under capital lease and financing obligations	11,482	11,096	10,948
Less accumulated amortization	(5,070)	(4,751)	(4,827)
Property under capital lease and financing obligations, net	6,412	6,345	6,121

Goodwill	17,792	16,695	17,051
Other assets and deferred charges	10,576	6,131	6,025
Total assets	$206,857	$199,581	$205,144

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings	$5,082	$2,708	$4,960
Accounts payable	42,990	38,487	40,553
Dividends payable	1,541	—	1,589
Accrued liabilities	21,243	19,607	19,499
Accrued income taxes	459	521	587
Long-term debt due within one year	2,266	2,745	2,746
Capital lease and financing obligations due within one year	549	551	558
Total current liabilities	74,130	64,619	70,492

Long-term debt	36,178	38,214	38,617
Long-term capital lease and financing obligations	5,930	5,816	5,581
Deferred income taxes and other	10,144	7,321	7,824

Commitments and contingencies

Equity:
Common stock	308	317	321
Capital in excess of par value	2,084	1,805	2,006
Retained earnings	87,636	90,021	87,903
Accumulated other comprehensive loss	(12,335)	(11,597)	(10,659)
Total Walmart shareholders’ equity	77,693	80,546	79,571
Nonredeemable noncontrolling interest	2,782	3,065	3,059
Total equity	80,475	83,611	82,630
Total liabilities and equity	$206,857	$199,581	$205,144

Wal-Mart Stores, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended
	October 31,
(Dollars in millions)	2016	2015
Cash flows from operating activities:
Consolidated net income	$10,307	$10,332
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	7,374	7,023
Deferred income taxes	1,167	(987)
Other operating activities	(387)	644
Changes in certain assets and liabilities:
Receivables, net	271	783
Inventories	(5,516)	(6,637)
Accounts payable	5,121	3,603
Accrued liabilities	1,256	662
Accrued income taxes	51	(418)
Net cash provided by operating activities	19,644	15,005

Cash flows from investing activities:
Payments for property and equipment	(7,459)	(8,223)
Proceeds from the disposal of property and equipment	783	362
Proceeds from disposal of certain operations	—	246
Purchase of available for sale securities	(1,901)	—
Investment and business acquisitions, net of cash acquired	(2,406)	—
Other investing activities	(67)	48
Net cash used in investing activities	(11,050)	(7,567)

Cash flows from financing activities:
Net change in short-term borrowings	2,302	3,537
Proceeds from issuance of long-term debt	134	41
Payments of long-term debt	(2,040)	(4,422)
Dividends paid	(4,682)	(4,728)
Purchase of Company stock	(6,254)	(1,720)
Dividends paid to noncontrolling interest	(320)	(609)
Purchase of noncontrolling interest	(89)	(890)
Other financing activities	(186)	(468)
Net cash used in financing activities	(11,135)	(9,259)

Effect of exchange rates on cash and cash equivalents	(225)	(324)

Net increase (decrease) in cash and cash equivalents	(2,766)	(2,145)
Cash and cash equivalents at beginning of year	8,705	9,135
Cash and cash equivalents at end of period	$5,939	$6,990

Wal-Mart Stores, Inc.
Supplemental Financial Information
(Unaudited)

Net sales and operating income

	Net Sales			Operating Income
	Three Months Ended			Three Months Ended
	October 31,			October 31,
(dollars in millions)	2016	2015	Percent Change	2016	2015	Percent Change
Walmart U.S.	$74,550	$72,712	2.5%	$3,999	$4,506	-11.3%
Walmart International	28,390	29,811	-4.8%	1,354	1,338	1.2%
Sam's Club	14,236	14,075	1.1%	396	539	-26.5%
Corporate and support	—	—	0.0%	-630	-669	5.8%
Consolidated	$117,176	$116,598	0.5%	$5,119	$5,714	-10.4%

U.S. comparable store sales results

	Without Fuel		With Fuel		Fuel Impact
	13 Weeks Ended		13 Weeks Ended		13 Weeks Ended
	10/28/2016	10/30/2015	10/28/2016	10/30/2015	10/28/2016	10/30/2015
Walmart U.S.	1.2%	1.5%	1.2%	1.5%	0.0%	0.0%
Sam's Club[1]	1.4%	0.4%	0.7%	-3.3%	-0.7%	-3.7%
Total U.S.	1.2%	1.4%	1.1%	0.7%	-0.1%	-0.7%

1 See additional information at the end of this release regarding non-GAAP financial measures.

Wal-Mart Stores, Inc.
Reconciliations of and Other Information Regarding Non-GAAP Financial Measures
(Unaudited)

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP). The company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.
Free Cash Flow
We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. Free cash flow was $12.2 billion and $6.8 billion for the nine months ended October 31, 2016 and 2015, respectively. The increase in free cash flow was led by improved working capital management.
Free cash flow is considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the company's financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.
Additionally, Walmart's definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Consolidated Statements of Cash Flows.
Although other companies report their free cash flow, numerous methods may exist for calculating a company's free cash flow. As a result, the method used by Walmart's management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow.
The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow, as well as information regarding net cash used in investing activities and net cash used in financing activities.

	Nine Months Ended
	October 31,
(Dollars in millions)	2016	2015
Net cash provided by operating activities	$19,644	$15,005
Payments for property and equipment (capital expenditures)	-7,459	-8,223
Free cash flow	$12,185	$6,782

Net cash used in investing activities[1]	$-11,050	$-7,567
Net cash used in financing activities	$-11,135	$-9,259
1 "Net cash used in investing activities" includes payments for property and equipment, which is also included in our computation of free cash flow.

Constant Currency
In discussing our operating results, the term currency exchange rates refers to the currency exchange rates we use to convert the operating results for all countries where the functional currency is not the U.S. dollar ("non-USD entities") into U.S. dollars. We calculate the effect of changes in currency exchange rates as the difference between current period activity translated using the current period's currency exchange rates, and the comparable prior year period's currency exchange rates. Throughout our discussion, we refer to the results of this calculation as the impact of currency exchange rate fluctuations. When we refer to constant currency operating results, this means operating results without the impact of the currency exchange rate fluctuations and without the impact of acquisitions of non-USD entities, if any, until such acquisitions are included in both comparable periods. The disclosure of constant currency amounts or results permits investors to understand better Walmart's underlying performance without the effects of currency exchange rate fluctuations or acquisitions of non-USD entities.
The table below reflects the calculation of constant currency for total revenues, net sales and operating income for the three and nine months ended October 31, 2016.

	Three Months Ended October 31,				Nine Months Ended October 31,
	Walmart International		Consolidated		Walmart International		Consolidated
(Dollars in millions)	2016	Percent Change[1]	2016	Percent Change[1]	2016	Percent Change[1]	2016	Percent Change[1]
Total revenues:
As reported	$28,770	-4.3%	$118,179	0.7%	$86,557	-5.4%	$354,937	0.7%
Currency exchange rate fluctuations[2]	2,142	N/A	2,142	N/A	8,403	N/A	8,403	N/A
Constant currency total revenues	$30,912	2.8%	$120,321	2.5%	$94,960	3.7%	$363,340	3.1%

Net sales:
As reported	$28,390	-4.8%	$117,176	0.5%	$85,094	-6.2%	$351,567	0.5%
Currency exchange rate fluctuations[2]	2,137	N/A	2,137	N/A	8,323	N/A	8,323	N/A
Constant currency net sales	$30,527	2.4%	$119,313	2.3%	$93,417	3.0%	$359,890	2.8%

Operating income:
As reported	$1,354	1.2%	$5,119	-10.4%	$4,245	15.2%	$16,559	-5.2%
Currency exchange rate fluctuations[2]	134	N/A	134	N/A	431	N/A	431	N/A
Constant currency operating income	$1,488	11.2%	$5,253	-8.1%	$4,676	26.9%	$16,990	-2.7%
1 Change versus prior year comparable period.
2 Excludes currency exchange rate fluctuations related to acquisitions until the acquisitions are included in both comparable periods.

Comparable Sam's Club Sales Measures
The comparable club sales of the company's Sam's Club operating segment ("Sam's Club") for the 13-week and 39-week periods ended October 28, 2016 and October 30, 2015, and for the 13-week period ending Jan. 27, 2017, in each case calculated by excluding Sam's Club's fuel sales for such periods (the "Sam's Club Comparable Sales Measures"), are non-GAAP financial measures as defined by the SEC's rules. We believe the Sam's Club comparable club sales for the historical periods for which the corresponding Sam's Club Comparable Sales Measures are presented, calculated by including fuel sales, are the financial measures computed in accordance with GAAP most directly comparable to the respective Sam's Club Comparable Sales Measures.

We believe that the presentation of the Sam's Club Comparable Sales Measures provides useful information to investors regarding the company's financial condition and results of operations because that information permits investors to understand the effect of the fuel sales, which are affected by the volatility of fuel prices, on Sam's Club's comparable club sales for the periods presented.

Adjusted EPS
Forecasted Adjusted EPS (Forecasted Adjusted EPS) is considered a non-GAAP financial measure. Management believes that Forecasted Adjusted EPS for Fiscal 2017 is a meaningful metric to share with investors because that metric, which adjusts EPS for certain items recorded in the period, is the metric that best allows comparison of the expected performance for Fiscal 2017 performance to the comparable period. In addition, the metric affords investors a view of what management is forecasting for Walmart's core earnings performance for Fiscal 2017 and also affords investors the ability to make a more informed assessment of the core earnings performance for the comparable period.
We have calculated Forecasted Adjusted EPS for Fiscal 2017 by adjusting Forecasted EPS for the amount of the impact of the gain from the sale of Yihaodian in China.

Forecasted Adjusted EPS - Fiscal 2017
Fiscal 2017
Diluted net income per share:

Forecasted Adjusted EPS	$4.20 - $4.35

Adjustments:
Q2 gain on the sale of Yihaodian in China	$0.17
Q2 tax impact of gain on sale[1]	-$0.03

Forecasted EPS	$4.34 - $4.49

1 Calculated based on nature of item and statutory rate in effect for relevant jurisdiction.

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